Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE

RigNet Announces Second Quarter 2017 Earnings Results

•	Quarterly revenue of $49.2 million consisting of:

•	Managed Services revenue of $43.1 million,

•	Systems Integration and Automation (SI&A) revenue of $6.1 million

•	Quarterly GAAP Net Loss attributable to common stockholders of $4.2 million, $0.24 per share

•	Quarterly Adjusted EBITDA of $6.1 million

•	Quarterly Unlevered Free Cash Flow of $1.1 million after capital expenditures of $4.9 million

HOUSTON – August 7, 2017 – RigNet, Inc. (NASDAQ: RNET), a leading global provider of customized systems and solutions serving customers with complex data networking and operational requirements, today reported results for the quarter ended June 30, 2017.

Quarterly revenue was $49.2 million representing an increase of $1.1 million compared to the prior quarter and a decrease of $5.7 million compared to the prior year quarter. The revenue increase compared to the prior quarter reflects a $2.1 million increase in SI&A revenue partially offset by a $1.0 million decrease in Managed Service revenue. The decrease compared to the prior year quarter reflects a $7.2 million decrease in Managed Services revenue partially offset by a $1.4 million increase in SI&A revenue. Revenue continues to be impacted by previously announced reductions in offshore drilling.

GAAP net loss attributable to common stockholders was $4.2 million, or $0.24 per share, compared to net loss attributable to common stockholders of $2.0 million, or $0.11 per share, in the prior quarter and net loss attributable to common stockholders of $4.8 million, or $0.27 per share, in the prior year quarter.

Quarterly Adjusted EBITDA was $6.1 million compared to $7.2 million in the prior quarter and $8.6 million in the prior year quarter. The decrease compared to the prior quarter was due primarily to ongoing operating expenses. The decrease compared to the prior year quarter was due primarily to decreased revenue partially offset by a reduction in ongoing operating expenses.

Capital expenditures were $4.9 million compared to $3.2 million in the prior quarter and $4.7 million in the prior year quarter. Unlevered Free Cash Flow, defined as Adjusted EBITDA less capital expenditures, was $1.1 million compared to $4.1 million in the prior quarter and $4.0 million in the prior year quarter.

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In the quarter ended June 30, 2017, the Company recorded $1.9 million in acquisition costs, and a gain of $0.8 million for the change in fair value of an earn-out. In the quarter ended June 30, 2016, the Company recorded restructuring charges of $1.1 million, $0.4 million of impairment of intangible assets, $0.2 million of CEO search costs and ERP implementation costs of $0.6 million. The restructuring charges and acquisition costs are added back to net loss in our non-GAAP measures below.

Steven E. Pickett, chief executive officer and president, commented, “Our recent acquisition of Cyphre, in conjunction with our acquisitions of substantially all of the assets of DTS and ESS, have helped advance our stated strategies to build and grow our over-the-top portfolio and to diversify our revenue stream. These acquisitions also demonstrate our commitment to expand the RigNet value proposition to our customers while increasing RigNet’s addressable market. Furthermore, during the second quarter, our team expanded RigNet’s core market position by increasing the number of sites we serve by 5% quarter over quarter while delivering $1.1m in Unlevered Free Cash Flow.”

A conference call for investors will be held at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Tuesday, August 8, 2017, to discuss RigNet’s second quarter 2017 results. The call may be accessed live over the telephone by dialing +1 (877) 845-0777, or, for international callers, +1 (760) 298-5090. Interested parties may also listen to a simultaneous webcast of the conference call by logging onto RigNet’s website at www.rig.net in the Investors – Webcasts and Presentations section. A replay of the conference call webcast will also be available on our website for approximately thirty days following the call.

Non-GAAP Financial Measures

This press release contains the following non-GAAP measures: Adjusted EBITDA and Unlevered Free Cash Flow. Adjusted EBITDA and Unlevered Free Cash Flow are financial measures that are not calculated in accordance with generally accepted accounting principles, or GAAP. We refer you to the Company’s most recent 10-K filings for the year ended December 31, 2016 for a more detailed discussion of the uses and limitations of our non-GAAP financial measures.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation and amortization, impairment of goodwill, intangibles, property, plant and equipment, foreign exchange impact of intercompany financing activities, (gain) loss on retirement of property, plant and equipment, change in fair value of earn-outs, stock-based compensation, merger/acquisition costs, executive departure costs, restructuring charges and non-recurring items.

We define Unlevered Free Cash Flow as Adjusted EBITDA less capital expenditures. Unlevered Free Cash Flow should not be considered as an alternative to net income (loss), operating income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP.

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About RigNet

RigNet (NASDAQ:RNET) is a leading global specialized provider of customized systems and solutions serving customers with complex data networking and operational requirements. RigNet provides solutions ranging from fully-managed voice and data networks to more advanced applications that include video conferencing, crew welfare, asset monitoring and real-time data services. RigNet is based in Houston, Texas and has operations around the globe.

For more information on RigNet, please visit www.rig.net. RigNet is a registered trademark of RigNet, Inc.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 – that is, statements related to the future, not past, events. Forward-looking statements are based on the current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to RigNet’s SEC filings. RigNet undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Investor contact
Charles E. Schneider	Tel: +1 (281) 674-0699
Chief Financial Officer, RigNet, Inc.	investor.relations@rig.net

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	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands)
Unaudited Consolidated Statements of Comprehensive Income Data:
Revenue	$49,162	$48,072	$54,911	$97,234	$117,252

Expenses:
Cost of revenue (excluding depreciation and amortization)	33,038	29,875	33,276	62,913	69,552
Depreciation and amortization	7,552	7,316	9,013	14,868	17,256
Impairment of intangible assets	—	—	397	—	397
Selling and marketing	2,132	1,436	1,943	3,568	3,835
General and administrative	9,878	10,512	13,576	20,390	28,917

Total expenses	52,600	49,139	58,205	101,739	119,957

Operating income (loss)	(3,438)	(1,067)	(3,294)	(4,505)	(2,705)
Other income (expense), net	(873)	(506)	(328)	(1,379)	(1,282)

Income (loss) before income taxes	(4,311)	(1,573)	(3,622)	(5,884)	(3,987)
Income tax benefit (expense)	101	(414)	(1,234)	(313)	(2,136)

Net loss	$(4,210)	$(1,987)	$(4,856)	$(6,197)	$(6,123)

Loss Per Share - Basic and Diluted
Net loss attributable to RigNet, Inc. common stockholders	$(4,249)	$(2,026)	$(4,751)	$(6,275)	$(6,084)
Net loss per share attributable to RigNet, Inc. common stockholders, basic	$(0.24)	$(0.11)	$(0.27)	$(0.35)	$(0.35)
Net loss per share attributable to RigNet, Inc. common stockholders, diluted	$(0.24)	$(0.11)	$(0.27)	$(0.35)	$(0.35)
Weighted average shares outstanding, basic	17,985	17,873	17,634	17,929	17,624
Weighted average shares outstanding, diluted	17,985	17,873	17,634	17,929	17,624

Unaudited Non-GAAP Data:
Adjusted EBITDA	$6,053	$7,225	$8,624	$13,278	$19,290
Unlevered Free Cash Flow	$1,142	$4,065	$3,954	$5,207	$9,715

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	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands)
Reconciliation of Net Loss to Adjusted EBITDA and Unlevered Free Cash Flow:
Net loss	$(4,210)	$(1,987)	$(4,856)	$(6,197)	$(6,123)
Interest expense	613	619	643	1,232	1,311
Depreciation and amortization	7,552	7,316	9,013	14,868	17,256
Impairment of intangible assets	—	—	397	—	397
(Gain) loss on sales of property, plant and equipment, net of retirements	13	37	(134)	50	(150)
Stock-based compensation	1,116	826	1,128	1,942	1,842
Restructuring costs	—	—	1,129	—	497
Change in fair value of earn-out/contingent consideration	(846)	—	—	(846)	—
Executive departure costs	—	—	—	—	1,884
Acquisition costs	1,916	—	70	1,916	240
Income tax expense (benefit)	(101)	414	1,234	313	2,136

Adjusted EBITDA (non-GAAP measure)	$6,053	$7,225	$8,624	$13,278	$19,290

Adjusted EBITDA (non-GAAP measure)	$6,053	$7,225	$8,624	$13,278	$19,290
Capital expenditures	4,911	3,160	4,670	8,071	9,575

Unlevered Free Cash Flow (non-GAAP measure)	$1,142	$4,065	$3,954	$5,207	$9,715

	June 30, 2017	December 31, 2016
	(in thousands)
Unaudited Consolidated Balance Sheet Data:
Cash and cash equivalents	$42,699	$57,152
Restricted cash - current portion	41	139
Restricted cash - long-term portion	1,500	1,514
Total assets	222,705	230,972
Current maturities of long-term debt	8,546	8,478
Long-term debt	38,570	52,990

	Six Months Ended June 30,
	2017	2016
	(in thousands)
Unaudited Consolidated Statements of Cash Flows Data:
Cash and cash equivalents, January 1,	$57,152	$60,468
Net cash provided by operating activities	9,283	18,440
Net cash used in investing activities	(11,063)	(15,343)
Net cash used in financing activities	(13,845)	(3,859)
Changes in foreign currency translation	1,172	(250)

Cash and cash equivalents, June 30,	$42,699	$59,456

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	2nd Quarter 2017	1st Quarter 2017	4th Quarter 2016	3rd Quarter 2016	2nd Quarter 2016
Selected Operational Data:
Offshore drilling rigs (1)	173	173	175	194	211
Offshore Production	296	290	280	287	287
Maritime	134	124	122	128	105
International Land	112	104	104	101	99
Other sites (2)	336	304	240	238	236

Total	1,051	995	921	948	938

(1)	Includes jack up, semi-submersible and drillship rigs
(2)	Includes U.S. onshore drilling and production sites, completion sites, man-camps, remote offices, and supply bases and offshore-related supply bases, shore offices, tender rigs and platform rigs

	Three Months Ended			Six Months Ended
	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
	(in thousands)
Managed Services
Revenue	$43,055	$44,094	$50,219	$87,149	$104,640
Cost of revenue	27,544	26,802	29,682	54,346	60,682
Depreciation and amortization	6,229	6,031	7,585	12,260	14,774
Selling, general and administrative	5,272	4,956	7,635	10,237	15,530

Operating income	$4,010	$6,305	$5,317	$10,306	$13,654

Adjusted EBITDA (non-GAAP measure)	$10,319	$12,448	$14,587	$22,767	$28,764

Systems Integration and Automation
Revenue	$6,107	$3,978	$4,692	$10,085	$12,612
Cost of revenue	5,494	3,073	3,594	8,567	8,870
Depreciation and amortization	611	587	9	1,198	38
Selling, general and administrative	422	470	721	892	1,642

Operating income (loss)	$(420)	$(152)	$368	$(572)	$2,062

Adjusted EBITDA (non-GAAP measure)	$192	$435	$80	$627	$1,734

NOTE: Consolidated balances include the three segments above along with corporate activities and intercompany eliminations.

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